Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 16, 2021

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of SVB Financial Group, a Delaware corporation (“SVB Financial”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between SVB Financial and Boston Private Financial Holdings, Inc., a Massachusetts corporation (“Boston Private”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of Boston Private common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz